Exhibit 99.1

Symmetricom Names Elizabeth A. Fetter Chief Executive Officer and Announces Changes to its Board of Directors

SAN JOSE, Calif. — April 30, 2013 — Symmetricom, Inc. (NASDAQ:SYMM), a worldwide leader in precision time and frequency technologies, announced today that its board of directors has named Elizabeth A. Fetter as chief executive officer effective immediately. Ms. Fetter replaces former chief executive David G. Côté, who is leaving the company to pursue other interests. The company also announced that Robert T. Clarkson has stepped down as chairman of the board of directors and that James Chiddix has been elected to succeed Mr. Clarkson as chairman. Mr. Clarkson will remain a member of the board and will chair the compensation committee. The company further announced that directors Alfred F. Boschulte and Richard W. Oliver have informed the board that they intend to retire from the board when their current terms end in October 2013.

“I am honored to have this opportunity to lead Symmetricom, said Ms. Fetter. “The company has excellent technology and products, longstanding relationships with great customers, and a talented team of employees. I look forward to working with the senior management team and the board to unlock the growth potential of the company and improve its profitability.”

“We are impressed with Liz’s executive leadership abilities and experience,” said Mr. Clarkson, “and Jim Chiddix has broad business experience and deep technology expertise. I and the entire board believe they will be able to provide first-rate leadership to the company, and I am happy to step aside for Jim as chairman.”

“On behalf of the entire Board, we thank Dave Côté for his contributions to the company over the last several years and wish him well in his future endeavors,” said Mr. Chiddix. “We also thank Al Boschulte and Rick Oliver for their contributions in the course of their service to the company as directors, and Bob Clarkson for his leadership of the board over the last several years. I look forward to working closely with Liz and the board as she leads the company into a new phase and builds value for our stockholders in the coming years.”

Ms. Fetter, who has served as a Symmetricom board member since 2002, brings to the CEO role significant executive and leadership experience. Ms. Fetter served as President and CEO of several private technology start-up companies over the last few years. Prior to that, she was President, Chief Executive Officer and a director of QRS Corporation, a public retail software and services company which she returned to profitability, and for which she subsequently led the sale to Inovis Inc. She served as President, Chief Executive Officer and a director of NorthPoint Communications Group, Inc., a network services company, from 1999 to 2001. Ms. Fetter previously was Vice President and General Manager of the Consumer Services Group at U.S. West, Inc. and held various senior executive positions at Pacific Bell. She is currently a board member of Quantum Corporation, a data storage company, and recently retired as chairman of the board of Alliant International University.

Mr. Chiddix, who has served as a Symmetricom board member since 2007, has broad technology industry experience. He was CEO and Chairman of OpenTV, a publicly-traded company that provided cable TV and satellite set-top box software to domestic and international service providers. Previously, Mr.

Chiddix was Chief Technology Officer for Time Warner Cable and held senior management posts at the company and its antecedents for nearly thirty years. In addition to Symmetricom’s board, he currently serves on the boards of Virgin Media Inc., The Arris Group and Magnum Semiconductor. He has received a number of cable industry awards for his role in the introduction of new technologies.

About Symmetricom, Inc.

Symmetricom, Inc. (NASDAQ:SYMM), a world leader in precise time solutions, sets the world’s standard for time. The Company generates, distributes and applies precise time for the communications, aerospace/defense, IT infrastructure, power and metrology industries. Symmetricom’s customers, from communications service providers and network equipment manufacturers to governments and their suppliers worldwide, are able to build more reliable networks and systems by using the Company’s advanced timing technologies, atomic clocks, services and solutions. All products support today’s precise timing standards, including GPS-based timing, IEEE 1588 (PTP), Network Time Protocol (NTP), Synchronous Ethernet and DOCSIS(R) timing. Symmetricom is based in San Jose, California, with offices worldwide. For more information, visit: http://www.symmetricom.com or join the dialogue at http://www.twitter.com/symmetricom.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning future growth and profitability. The statements in this press release are made as of the date of this press release, even if subsequently made available by Symmetricom on its website or otherwise. Symmetricom expressly disclaims any obligation to update or revise any forward-looking statement contained herein, whether as a result of a change in its expectations, a change in any events, conditions or circumstances on which a forward-looking statement is based, or otherwise. Symmetricom’s actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include, but are not limited to, the extent and magnitude of customer orders received and shipped within the same quarter, risks relating to general economic conditions in the markets we address and the telecommunications and government markets in general, risks related to the development of our new products and services, reliance on our contract manufacturer, the effects of increasing competition and competitive pricing pressure, uncertainties associated with changing intellectual property laws or misappropriation of intellectual property, developments in and expenses related to litigation, the inability to obtain sufficient amounts of key components, the rescheduling or cancellation of key customer orders, the loss of a key customer, the effects of new and emerging technologies, the risk that excess inventory may result in write-offs, price erosion and decreased demand, fluctuations in the rate of exchange of foreign currency, changes in our effective tax rate, market acceptance of our new products and services, technological advancements, undetected errors, design flaws, defects in our products or start-up manufacturing difficulties, the risks associated with our international sales, potential short-term investment losses and other risks due to credit market dislocation, geopolitical risks and risk of terrorist activities, the risks associated with attempting to integrate other companies and businesses we acquire, and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended July 1, 2012 and subsequent Forms 10-Q and 8-K.

Contact:

Justin Spencer

Chief Financial Officer

(408) 428-7801

jspencer@symmetricom.com